FUND ACCOUNTING AND ADMINISTRATION AGREEMENT
AGREEMENT made as of this 9th day of May, 2016, between Transparent Value Trust (the “Trust”), a Delaware statutory trust having its principal place of business at 330 Madison Avenue, 10th Floor, New York, NY 10017, and Rydex Fund Services, LLC (“RFS”), a Kansas limited liability company having its principal place of business at 805 King Farm Boulevard, Rockville, MD 20850.
WHEREAS, the Trust desires that RFS perform fund accounting and administration services for each series of the Trust as now in existence and listed on Schedule A or as hereafter may from time to time be created and listed on a revised Schedule A (individually referred to herein as the “Fund” and collectively as the “Funds”);
WHEREAS, RFS is willing to perform such services on the terms and conditions set forth in this Agreement;
WHEREAS, RFS and Trust wish to enter into this Agreement in order to set forth the terms under which RFS will perform the fund accounting and administration services set forth herein for the Trust;
NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter contained, the Trust and RFS hereby agree as follows:
1. Services as Fund Accountant
(a) Maintenance of Books and Records. RFS will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the 1940 Act”):

(i)
Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)
General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(iv)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
(b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, RFS shall perform the following accounting services daily for each Fund:

(i)	Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

(ii)
In accordance with the Trust’s then current valuation policies and procedures, obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Trust’s Board of Trustees (hereafter referred to as the “Board”);

(iii)	Verify and reconcile with the Funds’ custodian all daily trade activity;

(iv)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

(v)
Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(vi)	Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(vii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

(viii)	Update fund accounting system to reflect rate changes, as received from an independent pricing service, on variable interest rate instruments;

(ix)	Post Fund transactions to appropriate categories;

(x)	Accrue all necessary and appropriate expenses of each Fund;

(xi)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xii)	Provide accounting reports in connection with the Trust’s regular annual audit and other audits and examinations by regulatory agencies; and

(xiii)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.
(c) Special Reports and Services.
(i)    RFS may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(ii)
RFS may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d) Additional Accounting Services. RFS shall also perform the following additional accounting services for each Fund, without additional compensation:
(i)    Provide accounting information for the following:

(A)	federal and state income tax returns and federal excise tax returns;

(B)	the Trust’s semi-annual reports with the Securities and Exchange Commission (“SEC”) on Form N-SAR;

(C)	the Trust’s annual and semi-annual shareholder reports and related Form N-CSR filings;

(D)	the Trust’s annual report of proxy voting record on Form N-PX;

(E)	the Trust’s quarterly schedule of portfolio holdings on Form N-Q;

(F)	as applicable, the Trust’s monthly schedule of portfolio holdings on Form N-MFP;

(G)	registration statements on Form N-1A and other filings relating to the registration of shares;

(H)	the Administrator’s monitoring of the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

(I)	annual audit by the Trust’s auditors;

(J)	examinations performed by the SEC; and

(K)	report filed by the Trust or on behalf of the Trust with the U.S. Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”).
2. Administrative Services
RFS shall perform or supervise the performance by others of administrative services in connection with the operations of the Trust and Funds, and, on behalf of the Trust, shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Trust’s and Funds’ operations.

RFS shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders’ and Board meetings) for handling the affairs of the Trust and Funds and such other services as RFS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, RFS shall make reports to the Board concerning the performance of its obligations hereunder.
Without limiting the generality of the foregoing, RFS shall:
(a)calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate, compute the Trust’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;
(b)provide information and assistance to counsel to the Trust in preparing (i) the annual update to the Trust’s registration statement on Form N-1A, (ii) other amendments to the Trust’s registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) Notices of Annual or Special Meetings of shareholders of the Trust and proxy materials relating thereto;
(c)coordinate and prepare, with the assistance of the Funds’ investment adviser and officers, communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders; coordinate the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders;
(d)coordinate and prepare, with the assistance of the Funds’ investment adviser and officers and Trust counsel, required filings on behalf of the Trust with the CFTC and the NFA;
(e)administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser, distributor, custodian and transfer agent;
(f)supervise the Trust’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;
(g)calculate performance data of the Funds for dissemination to information service providers covering the investment company industry;
(h)coordinate and supervise the preparation and filing of the Trust’s tax returns;
(i)assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders;
(j)assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;
(k)provide registration and other administrative services necessary to qualify the Trust’s shares for sale in those jurisdictions determined from time to time by the Trust’s officers

(commonly known as “Blue Sky Registration”), provided that all filing and other fees charged by such jurisdictions shall be paid by the Trust;
(l)make available appropriate individuals to serve as officers of the Trust, upon designation as such by the Board;
(m)advise the Trust and the Board on matters concerning the Trust, the Funds and their affairs;
(n)obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940, as amended (the “1940 Act”), to the extent such bonds and policies are approved by the Board;
(o)monitor and advise the Trust and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;
(p)perform required administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust’s or such Fund’s investment advisory agreement, distribution agreement, custodian agreement, or transfer agent agreement;
(q)maintain corporate records on behalf of the Trust, including, but not limited to, minute books, Declaration of Trust and By-laws;
(r)furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trust and RFS shall determine desirable;
(s)provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or non-routine regulatory matters; and
(t)assist the Trust in preparing for Board meetings by (i) coordinating Board book production and distribution, (ii) preparing the relevant sections of the Board materials pertaining to the responsibilities of RFS, (iii) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, and (v) performing such other Board meeting functions as agreed by the parties.
RFS shall perform such other services for the Trust that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders’ meetings, proxies and proxy statements, for all of which the Trust will pay such fees as may be mutually agreed upon, including RFS’s out-of-pocket expenses.

3.Subcontracting
RFS may subcontract with any entity or person concerning the provision of fund accounting services contemplated hereunder (a “Sub-Fund Accountant” and “Sub-Administrator,” respectively); provided, however, that RFS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such subcontractor and provided further, that RFS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.
4.Compensation
The Trust shall pay RFS compensation for the services to be provided by RFS under this Agreement in accordance with, and in the manner set forth in Schedule B attached hereto.
5.Reimbursement of Expenses and Miscellaneous Service Fees Relating to Fund Accounting.
The Trust agrees to reimburse RFS for its reasonable out-of-pocket expenses in providing fund accounting services hereunder, as set forth in Schedule B attached hereto.
6.Allocation of Charges and Expenses for Administrative Services
(a)The Administrator. RFS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. RFS shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust and Trustees who are affiliated persons of RFS or any affiliated corporation of RFS; provided, however, that unless otherwise specifically provided, RFS shall not be obligated to pay the compensation of any employee of the Trust retained by the Board to perform services on behalf of the Trust.
(b)The Trust. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for preparing and filing tax returns, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees of the Trust who are not affiliated persons of RFS or any affiliated corporation of RFS, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.
7.Standard of Care; Uncontrollable Events; Limitation of Liability
RFS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by RFS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of RFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against RFS hereunder.
RFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, RFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, RFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond RFS’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, RFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
RFS shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of RFS relating to the services provided by RFS under this Agreement.
Notwithstanding anything in this agreement to the contrary, in no event shall RFS, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable for exemplary, punitive, special, incidental, indirect or consequential damages, or lost profits, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages.
8.Term
This Agreement shall become effective upon its approval by a majority of the Board, including a majority of the Board who are not parties to this Agreement or interested persons of such party and shall continue in effect for a period of one year from the date hereof, subject thereafter to being continued in force and effect from year to year if specifically approved each year by the Board. In addition to the foregoing, each renewal of this Agreement must be approved by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Prior to voting on the renewal of this Agreement, the Board may request and evaluate, and RFS shall furnish, such information as may reasonably be necessary to enable the Board to evaluate the terms of this Agreement. This Agreement may be terminated at any time by either party, without cause, upon 90 days’ written notice to the other, and for cause upon 30 days written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated (which, in the case of the Trust, may be with regard only to one or more Funds) has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated (which, in the case of the Trust, may be with regard only to one or more Funds) which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors. RFS shall not terminate this Agreement pursuant to clause (a) above based solely upon the Trust’s failure to pay an amount to RFS which is the subject of a good faith dispute, if (i) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).
Notwithstanding the foregoing, following any such termination, in the event that RFS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Trust, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses due RFS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. RFS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided for herein, the amount of all of RFS’s reasonable cash disbursements in connection with RFS’s activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust’s property, records, instruments and documents.
9. Indemnification
The Trust agrees to indemnify and hold harmless RFS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to RFS’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to RFS by the Trust, the investment adviser or custodian thereof; provided that this indemnification shall not apply to actions or omissions of RFS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.
RFS shall indemnify, defend, and hold the Trust harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses)

resulting directly and proximately from RFS’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.
The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an Indemnified Party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.
10. Record Retention and Confidentiality
RFS shall keep and maintain on behalf of the Trust all books and records which the Trust and RFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by RFS on behalf of the Trust shall be prepared and maintained at the expense of RFS, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust or by the Commission at reasonable times.
In case of any request or demand for the inspection of such records by another party, RFS may make such records available to such party if (i) disclosure is required by law, (ii) RFS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) RFS is requested to divulge such information by duly-constituted authorities or court process, or (iv) RFS is requested to make a disclosure by the Trust.
11.Activities of RFS
The services of RFS rendered to the Trust hereunder are not to be deemed to be exclusive. RFS is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in RFS, as officers, employees or otherwise and that partners, officers and employees of RFS and its counsel are or may be or become similarly interested in the Trust, and that RFS may be or become interested in the Trust as a shareholder or otherwise.
12.Reports
RFS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by RFS, or as subsequently agreed upon by the parties pursuant to an amendment hereto.
13.Rights of Ownership
All computer programs and procedures employed or developed by or on behalf of RFS to perform services required to be provided by RFS under this Agreement are the property of RFS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.
14.Return of Records
RFS may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust, files, records and documents created and maintained by RFS pursuant to this Agreement which are no longer needed by RFS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by RFS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.
15.Representations and Warranties
(a) The Trust represents and warrants that: (1) as of the close of business on the effective date of this Agreement, each Fund that is in existence as of the effective date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
(b) RFS represents and warrants that: (1) the various procedures and systems which RFS has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and RFS’s records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by RFS and, when executed and delivered by RFS, will constitute a legal, valid and binding obligation of RFS, enforceable against RFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
Except as expressly provided in this agreement, all representations and warranties, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade) concerning the services or any goods provided incidental to the services provided under this agreement by RFS are completely disclaimed.
16.Insurance
RFS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Trust, RFS shall provide evidence that coverage is in place. RFS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. RFS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust should the total outstanding claims made by RFS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.
17.Legal Advice; Reliance on Prospectus and Instructions
RFS may apply to the Trust at any time for instructions and may consult with counsel for the Funds and with accountants and other experts with respect to any matter arising in connection with RFS’s duties, and RFS shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. RFS shall notify the Trust at any time RFS believes that it is in need of the advice of counsel (other than counsel in the regular employ of RFS or any affiliated companies) with regard to RFS’s responsibilities and duties specific to the Trust pursuant to this Agreement. After so notifying the Trust, RFS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, such advice to be at the expense of the Funds unless relating to a matter involving RFS’s willful misfeasance, bad faith, negligence or reckless disregard of RFS’s responsibilities and duties hereunder, and RFS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.
As to the services to be provided hereunder, RFS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Trust unless RFS receives written instructions to the contrary in a timely manner from the Trust.
18.Notices
Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President; and if to RFS, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
19.Assignment
This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
20.Governing Law
This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of New York. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
21.Privacy
Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to RFS, or collected or retained by RFS to perform its duties shall be considered confidential information. RFS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of RFS except at the direction of the Trust or as required or permitted by law. RFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.
22. Miscellaneous
(a)Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.
(c)This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(d)No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.
(e)Every reference to a Fund will be deemed a reference solely to the particular Fund. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. In particular, and without otherwise limiting the scope of this paragraph, RFS shall not have any right to set off claims of a Fund by applying the property of any other Fund.
*    *    *    *    *
[Signatures are on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Rydex Fund Services, LLC

By:
Name:	Nikolaos Bonos
Title:	President

Transparent Value Trust

By:
Name:	Amy J. Lee
Title:	Vice President and Chief Legal
Officer

SCHEDULE A
TO THE FUND ACCOUNTING AND ADMINISTRATION AGREEMENT BETWEEN RYDEX FUND SERVICES, LLC
AND TRANSPARENT VALUE TRUST
Date: Effective May 9, 2016
Funds
Guggenheim RBP® Large-Cap Defensive Fund
Guggenheim RBP® Dividend Fund
Guggenheim RBP® Large-Cap Market Fund
Guggenheim RBP® Large-Cap Value Fund
Guggenheim Directional Allocation Fund
Transparent Value Directional Allocation VI Portfolio
Guggenheim SMID-Cap Directional Allocation Fund

SCHEDULE B
TO THE FUND ACCOUNTING AND ADMINISTRATION AGREEMENT
BETWEEN RYDEX FUND SERVICES, LLC
AND TRANSPARENT VALUE TRUST
Date: Effective May 9, 2016
Fund Accounting and Administration Fees: The Trust agrees to pay RFS the following fees:
1.    Accounting and Administrative Fees: During the two-year period beginning May 9, 2016, the Trust agrees to pay RFS the lesser of the fees calculated in accordance with Section 1(i) or Section 1(ii) of this Schedule B. The determination of which fee rate will apply shall be made on a Fund-by-Fund basis on each day in which the Fund calculates its net asset values per share, and the determination of which per-year minimum will apply shall be calculated on a Fund-by-Fund basis and shall be performed once per year. After the expiration of this two-year period, the Trust agrees to pay RFS fees calculated in accordance with Section 1(i) of this Schedule B.

(i)
0.095% (9.5 basis points) for each of Guggenheim RBP® Large-Cap Defensive Fund, Guggenheim RBP® Dividend Fund, Guggenheim RBP® Large-Cap Market Fund, Guggenheim RBP® Large-Cap Value Fund, Guggenheim Directional Allocation Fund, Transparent Value Directional Allocation VI Portfolio and Guggenheim SMID-Cap Directional Allocation Fund (based on average daily net asset values) or $25,000 per Fund per year, whichever is greater; or

(ii)
The greater of (a) the portion of a Trust-wide annual fee of $600,000 allocable to each Fund based on that Fund’s pro rata portion of the entire Trust’s assets ($500,000 effective June 6, 2016), or an annual rate of (b) 0.05% (5.0 basis points) for annual net assets of the Trust between $0-$1 billion, 0.04% (4.0 basis points) for annual net assets of the Trust between $1 billion to $3 billion, and 0.03% (3.0 basis points) for annual net assets of the Trust above $3 billion, in each case based on average daily net asset values.

2.    Out of Pocket Expenses: RFS is entitled to reasonable out-of-pocket expenses in providing fund accounting services hereunder, including without limitation the following:

(i)	All freight and other delivery and bonding charges incurred by RFS in delivering materials to and from the Trust or other service providers of the Trust;

(ii)
All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by RFS in communication with the Trust, the Fund’s investment advisor or custodian, dealers or others as required for RFS to perform the services to be provided hereunder;

(iii)	The cost of microfilm or microfiche or electronic archiving of records or other materials;

(iv)	All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein; and

(v)	Any additional expenses reasonably incurred by RFS in the performance of its duties and obligations under this Agreement.
(f) In addition, RFS shall be entitled to receive the following amounts:

(i)	Systems development fees billed at an hourly rate of $150 per hour, as approved by the Trust;

(ii)	Ad hoc reporting fees billed at an agreed upon rate; and

(iii)
Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Fund’s portfolio pursuant to Section 1(b)(ii)of this Agreement, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

The fees described herein shall be calculated daily and payable monthly. If this Agreement is in effect for only a portion of a month, the fee shall be prorated for such month.